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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): March 8, 2005

                            The Bon-Ton Stores, Inc.
             (Exact name of registrant as specified in its charter)

          Pennsylvania                 0-19517               23-2835229
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(State or other jurisdiction of      (Commission          I.R.S. Employer
 incorporation or organization)      File Number)       Identification No.)

                  2801 E. Market Street
                         York, PA                                  17402
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          (Address of principal executive offices)               (Zip Code)

                                 (717) 757-7660
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              (Registrant's telephone number, including area code)

                                      None
              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 8, 2005, the Board of Directors approved the Company entering into an Executive Transition Agreement (the "Agreement") with its former chief executive officer, Mr. M. Thomas Grumbacher (the "Executive"). Pursuant to the Agreement, which is effective as of February 1, 2005 and will run through the first day of the Company's fiscal year commencing on or about February 1, 2010, the Executive will serve as the Company's executive chairman of the board of directors (the "Board") and a member of the Executive Committee of the Board for a three-year period. For the remaining term of the Agreement, the Executive will serve as non-executive chairman and in such other capacity as the Board and Executive may agree.

During the initial three-year period, the Executive will receive an annual base salary of $650,000 and will be eligible to earn an annual cash bonus under the Company's bonus plan for senior executives with target bonuses of 75%, 50% and 40% of base salary for Company's 2005, 2006 and 2007 fiscal years, respectively. The maximum bonus payable for such years will be 150%, 100% and 80% of base salary, respectively.

Under the Agreement, the Executive was granted 365,205 restricted shares of the Company's common stock pursuant to the terms of the Company's 2000 Stock Incentive Plan. The shares will vest at the end of the term of the Agreement, subject to accelerated vesting upon a change in control (as defined in the Agreement) of the Company, upon the Executive ceasing to serve the Company as a result of his death or disability (as defined in the Agreement) or if prior to the end of the term, the Executive and Board mutually agree that the Executive shall cease to serve as chairman of the Board. The Executive will forfeit the restricted shares if, prior to the end of the term, the executive ceases to serve as chairman of the Board and such cessation of service is not the result of a breach of the Agreement by the Company. The Executive will not be entitled to any other long-term incentive awards.

During the period in which the Executive serves as executive chairman, he will be entitled to participate in each of the Company's various employee benefit plans (except for any nonqualified excess or supplemental retirement plan or any severance plan) and will be entitled to perquisites comparable to those provided to the Company's chief executive officer. The Company will also provide the Executive and his wife with medical insurance for the duration of each of their lives. In addition, for the duration of his life, the Company will provide the Executive with secretarial support and office space and allow him to participate in the Company's discount program that allows executives to make "at-cost" purchases from the Company.

If during the initial three-year period, the Executive shall cease to serve as executive chairman by reason of the occurrence of a change in control of the Company, then the Executive shall be entitled to receive a lump sum cash payment, as soon as practicable following the cessation of such service (subject to delay if necessary to comply with Section 409A of the Internal Revenue Code), equal to the sum of (i) any accrued but unpaid compensation and reimbursement for any business expenses, (ii) the remainder of his base salary for the initial three-year period and (iii) the amount of any target bonus in respect of any fiscal year not commenced or completed prior to the change in control.

In the event that any amounts payable under the Agreement or any other plan or agreement would constitute "excess parachute payments" that exceed ten percent of the Executive's "safe harbor" (as each term is defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder), the Company will provide a gross-up payment to the Executive to compensate him fully for the imposition of excise taxes under Code Section 280G. If the amounts payable exceed the "safe harbor" limit, but not by more than ten percent, then the amounts payable to the Executive shall be reduced so that no payments are deemed to be "excess parachute payments."

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits.

See Exhibit Index below.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       BON-TON STORES, INC.

Dated: March 11, 2005                  By: /s/  Keith E. Plowman
                                       -------------------------
                                       Name:  Keith E. Plowman
                                       Title: Senior Vice President, Finance and
                                              Principal Accounting Officer

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                                  EXHIBIT INDEX

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
EXHIBIT NO.      DESCRIPTION
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
  10.1           Executive Transition Agreement
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